Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

BNY Mellon Investment Funds IV, Inc.:

We consent to the use of our report, dated January 24, 2020, with respect to the financial statements of General Treasury & Agency Money Market Fund, a series of BNY Mellon Investment Funds IV, Inc. (the Fund) as of November 30, 2019, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

March 27, 2020